Exhibit 5
December 2, 2005
Exabyte Corporation
2108 55th Street
Boulder, CO 80301

Re:	Registration Statement on Form S-1 of Exabyte Corporation
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Exabyte Corporation (the “Company”) of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of the resale of up to 20,431,144 shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”), which consist of the following:
(i)	shares of Common Stock issuable upon conversion of the Company’s 10% secured convertible subordinated notes (the “Convertible Notes”) issued pursuant the securities purchase agreement dated October 31, 2005 (the “Note Shares”);

(ii)	shares of Common Stock issuable as payments of interest on the Convertible Notes (the “Interest Shares”);

(iii)	shares of Common Stock issuable upon the exercise of warrants issued in connection with the Convertible Notes (the “2005 Warrants”) pursuant to the securities purchase agreement dated October 31, 2005 (the “Warrant Shares”);

(iv)	1,500,000 shares of Common Stock issued to Imation Corp. in connection with the modification of a media distribution agreement (the “Imation Shares”); and

(v)	shares of Common Stock issuable upon exercise of a warrant issued to Imation Corp. (the “Imation Warrant”) in connection with the modification of a media distribution agreement (the “Imation Warrant Shares”).
     In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as

Exabyte Corporation December 2, 2005 Page 2
amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that:
(1)	the Note Shares have been duly and validly authorized for issuance upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and, when so issued, will be validly issued, fully paid and nonassessable;

(2)	the Interest Shares have been duly and validly authorized for issuance as the payment of interest on the Convertible Notes in accordance with the terms of the Convertible Notes and, when so issued, will be validly issued, fully paid, and nonassessable;

(3)	the Warrant Shares have been duly and validly authorized for issuance upon exercise of the 2005 Warrants in accordance with the terms of the 2005 Warrants and, when so issued, will be validly issued, fully paid and nonassessable;

(4)	the Imation Shares are validly issued, fully paid and nonassessable;

(5)	the Imation Warrant Shares have been duly and validly authorized for issuance upon exercise of the Imation Warrant in accordance with the terms of the Imation Warrant and, when so issued, will be validly issued, fully paid, and nonassessable; and

(6)	the above-mentioned 20,431,144 shares of Common Stock issuable as Note Shares, Interest Shares, Warrant Shares, Imation Shares, and Imation Warrant Shares have been duly and authorized for issuance; and the above-mentioned 20,431,144 shares of Common Stock, when issued as stated in the foregoing opinions, will be, and are in the case of the Imation Shares, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Holland & Hart LLP